Exhibit 23.1.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-213765-04 on Form S-3 of our report dated February 28, 2019, relating to the consolidated financial statements of Duke Energy Florida, LLC and subsidiaries appearing in this Annual Report on Form 10-K of Duke Energy Florida, LLC for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
February 28, 2019